EXHIBIT 99.2

BOOMER HOLDINGS, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

The following unaudited pro forma financial information and related notes present the historical financial information of Boomer Holdings, Inc. (“Boomer” or the “Company”) (formally known as Remaro Group Corp.) and its wholly owned subsidiary giving effect to Boomer Naturals Holdings, Inc.’s (“BNH”) reverse acquisition of Boomer on January 7, 2020 (the “Acquisition Date”).

On January 7, 2020, the Company executed an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with Boomer Natural Wellness, Inc. (“BNW”), BNH, Boomer Naturals, Inc. (“Naturals”), and the shareholders of BNH (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Company adopted the business plan of BNH. Pursuant to the Agreement, the Company agreed to acquire all of the outstanding shares of BNH in exchange for the issuance of an aggregate 40,326,913 pre-split shares (the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Pursuant to the terms of the Exchange Agreement, the Company’s Majority Shareholder agreed to retire 8,000,000 shares of the Company’s Common Stock. As a result of the Exchange, BNH became a wholly-owned subsidiary of the Company and following the consummation of the Exchange, the shareholders of BNH owned approximately Ninety-Four Percent (94%) of the issued and outstanding Common Stock of the Company. The parties have taken the actions necessary to provide that the Exchange is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended.

Also on January 7, 2020, the Company approved an amendment to its Articles of Incorporation (the “Amendment”) to: change the name of the Company to Boomer Holdings Inc.; effect a forward stock split on the basis of three-to-one (3:1); and to increase the number of authorized shares of capital stock to 210,000,000 of which 200,000,000 shares shall be Common Stock and 10,000,000 shares will be blank-check preferred stock, par value $0.001 per share.

The Exchange is accounted for as a reverse acquisition in accordance with the Financial Accounting Standards Board (ASC 805, Business Combinations). Management evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the merger and concluded, based on a consideration of the pertinent facts and circumstances, that BNH acquired Boomer for financial accounting purposes. Accordingly, the Exchange has been accounted for as a continuation of the financial statements of Naturals, a subsidiary of BNH. together with an exchange of shares, and certain former shareholders who will continue with their ownership of the Company along with a re-capitalization of the equity of BNH.

The unaudited pro forma statement of operations for the year ended December 31, 2019, have been prepared giving effect to the Exchange as if the transaction had occurred on January 1, 2019, the beginning of the earliest period presented. The unaudited pro forma balance sheet gives effect to the acquisition of Freight Solution as if the transaction had occurred as of the earliest date of the financial statements.

The unaudited financial information should be read in conjunction with our historical financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended July 31, 2019, our Quarterly Report on Form 10-Q for the interim period ended October 31, 2019, and the historical financial statements of Boomer Naturals, Inc. as of and for the year ended December 31, 2019.

BOOMER NATURALS, INC

Statement of Operations

	For the Year	For the Year
	Ended	Ended
	31-Dec-19	31-Dec-19
	BN (a.)	REMARO	Adjustment	Consolidated

NET REVENUES	$371,650	$0	$0	$371,650

COST OF GOODS SOLD	165,461	0	0	165,461

GROSS MARGIN	$206,189	$0	0	206,189
		0	0
OPERATING EXPENSES:		0	0
Sales and Marketing	647,831	0	0	647,831
General and Administrative	$2,377,090	$3,450	(3,450)	2,377,090

Total operating expenses	$3,024,921	$3,450	-3450	$3,024,921
LOSS FROM OPERATIONS	$ $ (2,818,732)	$($3,450)	3450	$(2,818,732)

OTHER (INCOME) EXPENSE:
Interest income	$ 300	0	0	$300
Interest expense	$ (47,641)	0	0	$(47,641)
Total other expense, net	$ (47,341)	0	0	(47,341)
Loss before income tax provision	$(2,866,073)	$		(2,866,073)
Income Tax provision	0	0	0	$0

LOSS BEFORE INCOME TAX PROVISION	$(2,866,073)	$(18,399)	18,399	$(2,866,073)

INCOME TAX PROVISION	-	-	-	-

NET LOSS	$(2,866,073)	$(18,399)	$18,399	$(2,866,073)

Earnings (loss) per share:	$(0.02)	0	0	(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	118,766,430	10,511,000	(10,511,000)	118,766,430

a.)  Reflects 100% of income/expense of BN

BOOMER NATURALS, INC

 PRO FORMA BALANCE SHEET

	31-Dec-19	31-Dec-19
	BN (a.)	REMRO	Adjustments			Consolidated	Note

ASSETS
CURRENT ASSETS:
Cash & Equivalents	$684,351	$183	(183)	1		684,351
Accounts receivable	10,060	0	-			10,060
Inventory	49,203	0	-			49,203
Other Current Assets	1,311,498	1,950	(1950)	1		1,311,498
		0				$0
Total Current Assets	$2,055,112	2,133	(2,133)			2,055,112

Fixed Assets	0	0				0
Intangible Assets	0	0	-			0
Investments or Other Non-Current Assets	0	0	-			0
Total Non-Current Assets	0					0
Total Assets	$2,055,112	$2,133	$(2,133)			$2,055,112

LIABILITIES AND STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$355,067	$0	$0			$355,067
Accrued Expense	166,270	0	0			166,270
Lines of credit - related parties	406,021	0	0			406021
Current portion of operating lease liabilities	250,665	0	0			250,665
Other Current Liabilities	0	0	0			0
Total Current Liabilities	1,178,023	0	0			1,178,023
Long Term Debt	0	0	0			0
Deferred Taxes	0	0	0			0
Other Non-Current Liabilities	0	8,115	(8,115)		1	0
Total Non-Current Liabilities	0	8,115	(8,115)			0
Total Liabilities	$1,178,023	$8,115	$(8,115)			$1,178,023

EQUITY

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT):
Authorized: 200,000,000 no par value: 121,446,757 issued and outstanding
Paid-in Capital	$2,782,468	$10,511	$(10,511)		1	$2,782,468
Members' capital	2,330,392	-				2,330,392
Accumulated deficit	$(2,866,073)	$(39,092)	$39,092		1	$(2,866,073)

Total Stockholders'/Members' Equity (Deficit)	$2,055,112	$2,133	$(2,133)			$2,055,112

1. REMARO Group Corp, noteholder forgave debt of $8,115 and assets have been liquidated as of 12/31/2019.

(a.) Reflects 100% of assets/liabilities and equity of BN.